UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 5, 2013

Date of Report (Date of earliest event reported)

SILVER SPRING NETWORKS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35828	43-1966972
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer IdentificationNo.)

555 Broadway Street, Redwood City, CA		94063
(Address of principal executive offices)		(Zip Code)

(650) 839-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

The information set forth below under Item 5.02(c) is hereby incorporated by referenced into this Item 5.02(b).

(c)

On September 5, 2013, Silver Spring Networks, Inc. (the “Company”) announced the appointment of James P. Burns, 49, as its Executive Vice President, Chief Financial Officer. Mr. Burns’ appointment is effective as of September 5, 2013. From October 2012 until August 2013, Mr. Burns worked as an independent consultant. From 1988 until October 2012, Mr. Burns served in multiple roles at Hewlett-Packard Company, an information technology company, most recently as Chief Operating Officer and Senior Vice President of Operations for the Enterprise Services division from July 2011 until October 2012 and Chief Financial Officer and Vice President for the Enterprise Business division from May 2010 until June 2011. Mr. Burns holds a B.S. in Accounting from Santa Clara University.

Concurrently with Mr. Burns’ commencement as the Company’s new Chief Financial Officer, John Joyce ceased to serve as the Company’s Chief Financial Officer, but will continue as the Company’s Vice Chairman and will focus on strategic initiatives and corporate development.

In connection with his employment, Mr. Burns and the Company entered into an offer letter (the “Offer Letter”). Under the terms of the Offer Letter, Mr. Burns:

•	will receive an annual base salary of $400,000;

•	will be eligible to participate in the Company’s regular employee benefit plans available to all employees;

•	has a targeted cash bonus equal to 50% of his base salary for the applicable bonus period under the Company’s bonus plan;

•	will receive an option to purchase 148,000 shares of the Company’s common stock, with an exercise price equal to the closing fair market value of such common stock on September 10, 2013, that will become vested and exercisable, subject to his continued employment, with respect to 25% of the shares on the one-year anniversary of his first day of employment with the Company, and with respect to an additional 1/48th of the shares each month thereafter, until such time as the option is vested and exercisable with respect to all of the shares; and

•	will receive 74,000 restricted stock units (“RSUs”) that will become vested, subject to his continued employment, with respect to 25% of the RSUs on the one-year anniversary date of the tenth day of the month in which the RSUs are granted, and with respect to an additional 1/16th of the RSUs on each three-month anniversary thereafter, until such time as all the RSUs are vested.

In addition, if Mr. Burns’ employment is terminated involuntarily without Cause (as defined in the Offer Letter) or he terminates employment for Constructive Termination (as defined in the Offer Letter), he will be entitled to the following benefits under the terms of the Offer Letter:

•	salary continuance payments equal to 12 months of Mr. Burns’ then-current base salary and a pro-rated bonus (if any), provided, that, should such termination occur within a period beginning two months prior to and ending 12 months following a Change of Control (as defined in the Offer Letter), Mr. Burns may be required by the successor entity (as its sole discretion) to continue his employment for up to three months from the date of the Change of Control in order to receive such payments;

•

the vesting applicable to any equity awards granted to Mr. Burns shall accelerate as to: (i) that number of shares underlying Mr. Burns’ outstanding equity grants that would have become vested on the first anniversary of the date that Mr. Burns’ employment terminates; or (ii) 100% of the unvested shares underlying Mr. Burns’ outstanding equity grants should such termination occur within a period beginning two months prior to and ending 12 months following a Change of Control, provided, that, Mr. Burns has continued his employment for up to three months from the date of the Change of Control (if requested by the successor entity in its sole discretion) in order to receive such acceleration; and

•	reimbursement for medical insurance benefits provided under the Company’s benefit plans over the period beginning on the date Mr. Burns’ employment terminated and ending on the earlier of: (i) 12 months following such date; or (ii) the date Mr. Burns commences employment with another entity; provided, that, in each case, should such termination occur within a period beginning two months prior to and ending 12 months following a Change of Control, Mr. Burns may be required by the successor entity (as its sole discretion) to continue his employment for up to three months from the date of the Change of Control in order to receive such benefits.

All benefits available under the Offer Letter are conditioned upon Mr. Burns’ execution of a general release of claims in favor of the Company.

On September 5, 2013, the Company issued a press release announcing the appointment of Mr. Burns. A copy of the press release is attached as Exhibit 99.01 to this report.

(e)

The information set forth above under Item 5.02(c) is hereby incorporated by referenced into this Item 5.02(e).

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Title

99.01	Press release dated September 5, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILVER SPRING NETWORKS, INC.

Date: September 5, 2013	By:	/s/ Richard S. Arnold, Jr.
Name: Richard S. Arnold, Jr.
Title: General Counsel and Secretary

Exhibit List

Exhibit No.	Exhibit Title

99.01	Press release dated September 5, 2013.